                                                           EXHIBIT 5.1

                                                        February 26, 1999



American Champion Entertainment, Inc.
1694 The Alameda, Suite 100
San Jose, CA 95126-2219

Ladies and Gentlemen:

At your request we have examined the Registration Statement No. 333-72253 filed by you with the Securities Exchange Commission (the "Commission") on February 12, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of the Common Stock of American Champion Entertainment, Inc. (the "Stock"). Capitalized terms not defined herein have the meanings specified in the Securities Purchase Agreement dated January 19, 1999 among the Company and the buyers named therein (the "Agreement").

        In the course of our representation, we have reviewed such contracts and other documents as have been furnished to us by officers of the Company in response to our requests for all contracts and other documents that might be or are material to the Company or its assets, liabilities, results of operations or prospects taken as a whole, including but not limited to those filed by the Company with the Commission. We have relied upon the completeness and accuracy of such responses to our requests without performing any independent check or verification. We have received from an officer of the Company a certificate setting forth representations concerning factual matters relating to various aspects of the matters covered by this opinion letter.
        We have assumed the completeness and authenticity of all documents submitted to us as originals, the conformity to and authenticity of the originals of all documents submitted to us as copies, and the genuineness of all signatures appearing thereon, the legal capacity of natural persons, and the validity, accuracy, truthfulness, reliability and completeness as of the date of this opinion of all statements of fact, including the representations and warranties, contained therein. We have additionally assumed, with your permission, that the Stock when issued will be evidenced by properly executed and delivered certificates.

We are qualified to practice law in the State of California, and we express no opinion on the law of any jurisdiction other than the laws of the State of California, the General Corporation Law of the State of Delaware and the federal laws of the United States. In addition, we express no opinion as to choice of law or conflicts of laws. We express no opinion as to compliance with federal, state or foreign securities laws, except as expressly set forth herein. We have also assumed in rendering our opinions that the issuance of the Securities does not violate NASD Rule 4310(c)(25)(H)(i)(d)(2) and we express no opinion regarding the applicability of such rule.

        Based upon and subject to the foregoing, we are of the opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Such opinion is rendered as of the date hereof and, therefore relates only to events that exist as of that time. We disclaim any obligation to update our opinion for, or advise you of, any facts, circumstances, events, changes in law or the interpretation thereof, or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

This letter is intended solely for the Company's use in connection with the transactions contemplated by the Agreements. Without our prior written consent, this letter or the opinion contained herein may not be: (i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document other than a closing memorandum relating to the subject transactions; or (iii) furnished (the original or copies thereof) to any party.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendment thereto.

Sincerely yours,

     PRESTON GATES & ELLIS LLP

/S/  PRESTON GATES & ELLIS LLP